Keith Mabee
   (216)953-2810                              FOR IMMEDIATE RELEASE

           FIGGIE INTERNATIONAL LAUNCHES RESTRUCTURING PLAN;
    REPORTS $167 MILLION 1994 LOSS, INCLUDING APPROXIMATELY $133
   MILLION IN NON-RECURRING CHARGES; FORECASTS THIRD QUARTER PROFIT AND APPROXIMATELY $250 MILLION PAYDOWN OF DEBT AND LEASES IN 1995

        WILLOUGHBY, OH, Feb. 15, 1995 -- Figgie International Inc. (NASDAQ/NMS:FIGIA and FIGI) today announced an after-tax loss of $166.7 million, or $9.41 per share, for 1994. In addition, the company launched a divestiture program designed to pay down approximately $250 million of debt and operating leases. The company said today's restructuring actions are designed to return it to profitability by 1995's third quarter. The restructuring program will involve the sale of businesses accounting for more than half of Figgie's total sales, requiring a restatement of all prior-period results to account for discontinued operations.

   Restructuring Plan
        Figgie's Board of Directors late yesterday unanimously approved a comprehensive plan for the restructuring of the company's diverse businesses, which is intended to realize for shareholders Figgie's inherent values. Under the plan, Figgie will focus on its core technology-driven businesses: Scott Aviation ($99 million in 1994 sales); Interstate Electronics ($113 million); Snorkel ($87 million) and Taylor Environmental ($20 million).
        The businesses Figgie plans to sell under the restructuring plan include: "Automatic" Sprinkler ($82 million in 1994 sales); Natural Resources ($8 million); SpaceGuard ($3 million); Financial Services ($22 million); Power Systems ($19 million); Fire Protection Systems ($66 million); Safway ($74 million); SP/Sheffer ($8 million); Hartman Electrical ($20 million), and several other residual business units. The company today announced that it sold SpaceGuard earlier this week and has signed letters of intent with undisclosed strategic buyers for Power Systems, "Automatic" Sprinkler and Fire Protection Systems.
        The company will also continue to operate its Properties management unit, and further evaluate its U.K.-based Material Handling business in 1995 given both units' specific strategic and financial roles in the company's overall transformation.

                                -more-


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        In commenting on  the restructuring actions, John P.  "Jack"
   Reilly, recently appointed Figgie International President and CEO, said: "Our restructuring plan will eliminate the historic
   overhang of excessive debt at Figgie.   The company's goal  going
   forward is to return to profitability in 1995 and aggressively grow our core businesses. These core operations have a history of profitability, and are market and technological leaders in their respective industries," he stated.
        "Many  of  the  discontinued  businesses  have  been  market
   tested," noted Reilly.   "We are confident  that the divestitures
   can be expeditiously concluded, and at a fair market value to our shareholders. The Board acted after extensive consideration
   of  a   wide   range   of   strategic   alternatives,   including
   comprehensive discussions with Smith Barney Inc., the company's investment advisors," he added.
        The company expects that the businesses designated for sale could generate gross pre-tax proceeds of approximately $300 million.

   1994 Results
        The company reported a full-year 1994 after-tax loss from continuing operations of $90.7 million, or $5.12 per share, compared with a 1993 loss of $82.3 million, or $4.63 per share. These results of operations reflect $56.9 million in restructuring and refinancing charges, as well as high interest expense and sales and general administrative costs -- the latter two are expected to be reduced significantly as 1995 progresses.
    Revenues, which now exclude discontinued operations, were $319.4 million in 1994, compared with 1993 revenues of $287.2 million. The after-tax loss from discontinued operations for the full year 1994 was $76 million, or $4.29 per share, compared with a 1993 loss from discontinued operations of $103.3 million, or $5.81 per share. The 1993 full year results include a benefit of $5.8 million for a change in accounting for income taxes, and a non-recurring pre-tax charge of $17.6 million for restructuring and $33.9 million charge due to a change in accounting estimate.

   Fourth Quarter Results
        The fourth quarter 1994 after-tax loss of $112.7 million, or $6.42 per share, represents a $53.5 million after-tax loss from continuing operations and a $59.2 million after-tax loss
   from discontinued  operations.   Included in  the after-tax  loss
   for continuing operations in the fourth quarter are non-recurring pre-tax charges of $39.7 million for restructuring and refinancing costs. The company noted that the divestiture plan will affect earlier reported 1994 quarterly results. The after-tax loss for 1993's fourth quarter of $171.1 million, or $9.52 per share, represents a $66.1 million after tax loss from continuing operations and a $105 million after-tax loss from discontinued operations. Included in fourth quarter 1993 continuing operations is a pre-tax restructuring charge of $17.6 million and $27.2 million charge due to a change in accounting estimate.
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   Comments on Results
        "During 1994, the company sold seven divisions, reduced company-wide headcount from 12,600 to 6,000 and paid down $110 million in lender debt and $65 million in operating leases," stated Reilly. "Our fourth quarter results reflect our final restructuring actions, purge the past and clean up the balance sheet. In sum, we moved aggressively to transform Figgie into a new company poised for renewed growth and profitability by 1995's second half. There were approximately $133 million of unusual items  that can  be  categorized as  one-time charges  in
   1994," he said.
        The company said that total debt stood at $413.3 million at year's end 1994 and that interest expense was $45.8 million for the period. Cash and securities totaled $47.3 million at year's end.

   1995 Outlook
        "The new  company that  we are  launching today  has a  much tighter operating focus revolving around the four core businesses -- Scott Aviation, Interstate Electronics, Snorkel and Taylor Environmental," noted Reilly. "Each is a leading niche marketer and manufacturer possessing exceptional growth opportunities, particularly in international markets. They all embody strong technologies and innovative management teams who are bottom-line driven and have demonstrated consistent profitability, with gross margins in the 20-35 percent range.
        "We are targeting a return to profitability in 1995's third quarter, and currently expect a quarterly earnings per share range of 20-25 cents in both the third and fourth quarters," noted Reilly. "The full year results should approach breakeven following a substantial paydown of debt in the first half, and significantly reduced corporate expenses as the year progresses. Those expense reduction programs coupled with improved operating results in 1995 should strongly position the new company for 1996 and beyond. Our goal is to double the revenues of the core operations by the year 2000," he added.
        The company had announced in January a 52 percent reduction in corporate headquarters staff from 135 to 65.
























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                                                                    FIGGIE INTERNATIONAL INC.
                                                                         FINANCIAL DATA
                                                        For the Periods Ended December 31, 1994 and 1993
                                                         (In thousands of dollars except per share data)

                                           For the Three Months Ended December 31     For the Twelve Months Ended December 31
                                                          1994               1993                   1994             1993
    Continuing Operations
    Net Sales                                           $86,487             $74,093               $319,420         $287,153

    Pretax Loss                                         (66,451)            (80,104)              (113,673)        (101,825)

    Income Tax Benefit                                   12,933              14,060                 22,986           19,480

    Net Loss before Discontinued Operations and Change
     in Accounting                                      (53,518)            (66,044)               (90,687)         (82,345)

    Discontinued Operations, net of tax                 (59,161)           (105,040)               (76,043)        (103,269)

    Loss before Change in Accounting                   (112,679)           (171,084)              (166,730)        (185,614)

    Cumulative Effect of Change in Accounting for
      Income Taxes                                         ---                 ---                    ---             5,839

    Net Loss                                          ($112,679)          ($171,084)             ($166,730)       ($179,775)

    Weighted Average Shares                              17,551              17,963                 17,723           17,775

    Earnings per Share
    Continuing Operations                                ($3.05)             ($3.68)                ($5.12)          ($4.63)
    Loss on Discontinued Operations                      ($3.37)             ($5.84)                ($4.29)          ($5.81)
    Cumulative Effect of Change in Accounting for
      Income Taxes                                          ---                 ---                    ---            $0.33
    Net Loss                                             ($6.42)             ($9.52)                ($9.41)         ($10.11)






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
                                                              Figgie International
                                                           Consolidated Balance Sheet
                                                             (Amounts in Thousands)

                                                                            December 31, 1994
                 Current Assets
                         Cash and Marketable Securities                               $ 47,327
                         Accounts Receivable - net                                      44,994
                         Inventory - net                                                38,845
                         Prepaid Expenses                                                3,225
                         Refundable Income Taxes                                         8,108
                         Net Assets of Discontinued Operations                         317,601
                                                                                       460,100

                 Property, Plant & Equipment - net                                     106,083

                 Other Assets
                         Goodwill                                                       20,244
                         Prepaid Pension Costs                                           9,821
                         Other                                                          48,216
                                                                                        78,281

                 Total Assets                                                         $644,464

                 Current Liabilities
                         Notes Payable                                                $ 64,412
                         Current Maturity of Long-Term Debt                            111,908
                         Accounts Payable                                               55,398
                         Accrued Expenses                                               81,595
                                                                                       313,313

                 Long-Term Debt                                                        236,991

                 Other Long Term Liabilities                                            28,938
                 Total Liabilities                                                     579,242

                 Stockholders' Equity                                                   65,222

                 Total Liabilities & Equity                                           $644,464










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